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                                                                    EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of this 25th day of January, 1999, by and between HEALTHCARE RECOVERIES, INC., a Delaware corporation (the "Company") and KEVIN M. O'DONNELL, a resident of the State of Wisconsin (the "Employee").

                     I. STATEMENT OF BACKGROUND INFORMATION

         The Company provides subrogation and related recovery services for healthcare payors, a full range of cost management services to third party payors and providers in recovering the cost or reasonable value of healthcare benefits provided to insureds who are injured under circumstances where a third party is ultimately responsible for such healthcare benefits and cost management services to third party payors and other parties within the healthcare industry, including, but not limited to hospital bill audit, credit balance recovery, cost management and other consulting services (the "Business");

         Subro-Audit, Inc., a Wisconsin corporation ("SAI") and O'Donnell Leasing Co., LLP, a Wisconsin limited liability Partnership ("ODL"), (SAI and ODL shall collectively be referred to as "SAI Division") operate a subrogation and related recovery services business which provides, among other things, subrogation and related recovery services for healthcare payors (the "Sellers' Business");

         The Company is a party to an Asset Purchase Agreement, dated as of January 3, 1999 (the "Asset Purchase Agreement"), by and among the Company, SAI, ODL, Employee and Leah Lampone ("Lampone" and together with Employee, hereinafter referred to as "Shareholders"), pursuant to which the Sellers (as defined in the Asset Purchase Agreement) propose to sell to the Company and the Company proposes to purchase from Sellers substantially all of the assets of the Sellers' Business for the Purchase Price (as defined in the Asset Purchase Agreement) and assume certain obligations of the Sellers' Business (the "Transaction");

         Upon the Closing Date (as defined in the Asset Purchase Agreement) of the Transaction, the Company desires to employ Employee upon the terms and conditions set forth in this Agreement and Employee desires to accept such employment;

         Employee's execution and delivery of this Agreement (including, without limitation, the covenants set forth in Sections 6, 7, and 8) is a material inducement to the Company to effect the Transaction, and a condition precedent to the Company's obligations to consummate the Transaction.

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                           II. STATEMENT OF AGREEMENT

         In consideration of the mutual covenants, promises and conditions set forth in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment. The Company hereby employs Employee and Employee hereby accepts such employment to serve as Executive Vice President of the Company and President of the SAI Division of the Company, upon the terms and conditions set forth in this Agreement. Employee shall report directly to the Chairman and Chief Executive Officer of the Company. For purposes of Sections 6, 7 and 8 of this Agreement, "employment" shall mean any period of time during the term hereof which the Company is paying the Employee compensation described herein, whether or not the Employee is currently performing services for the Company at the time of such payment. Notwithstanding anything in this Agreement to the contrary, in the event the Company is paying the Employee compensation described herein after termination of Employee's employment with the Company, such payments will cease immediately if Employee obtains any other employment in any capacity.

2.       Duties of Employee.

         (a) Sales and Marketing. Employee agrees to use Employee's reasonable best efforts to acquire new customers and expand the relationships with SAI Division's existing customers under terms and conditions similar to those normally negotiated by the Company. Employee also agrees to use Employee's reasonable best efforts to obtain executed service contracts with each of SAI Division's existing customers containing as many of the Company's usual terms and conditions as are feasible under the circumstances. Employee shall collaborate with the Company's Senior Vice President of Sales and Marketing to design a program (the "Conversion") to convert SAI Division's customers over to new fee schedules so as to materially increase historical levels of recoveries. With respect to Provident and Blue Cross/Blue Shield of Georgia, Employee will have sole discretion to determine how, when and if the Conversion will be introduced. Employee and the Chief Executive Officer of the Company will work together to determine how, when and if the Conversion will be introduced to SAI Division's other customers. Employee agrees to use Employee's reasonable best efforts to introduce any claims recovery products developed by the Company to SAI Division's customers. Such products may include, but are not limited to: COB recoveries, fraud and abuse direction and recoveries, recoveries for overpayments arising from a variety of circumstances and claim auditing services.

         (b) General Duties. It is understood between the Company and Employee that Employee shall not receive a salary for his services and, accordingly, Employee shall not be required to follow a fixed schedule or to work a certain number of hours per week.


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         Employee shall devote that amount of professional and business time, skill and attention which he deems necessary to maximize the amount of the First Earn-Out Payment and Second Earn-Out Payment specified in the Asset Purchase Agreement. Nothing in this Agreement shall prevent Employee from engaging in other business or professional activities so long as they do not violate any of the covenants set forth in Sections 6, 7 and 8 of this Agreement. Consistent with the foregoing, Employee shall manage the SAI Division's human resources dedicated to customer relations and shall comply with all of the Company's policies, standards and regulations and shall follow the reasonable instructions and directives of Employee's superiors within the Company, as promulgated by the officers of the Company. This Section will not be construed to prevent Employee from (a) investing personal assets in businesses which do not compete with the Company in such form or manner that will not require any services on the part of the Employee in the operation or the affairs of the companies in which such investments are made and in which Employee's participation is solely that of an investor, (b) purchasing securities in any corporation whose securities are listed on a national securities exchange or regularly traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, in excess of two and one half percent (2 1/2%) of the outstanding stock of any class of any such corporation engaged in a business competitive with that of the Company, or (c) engaging in the practice of law on Employee's own time provided such practice of law does not interfere or conflict with Employee's performance of the duties contained in this Agreement or violate any of the covenants set forth in Sections 6, 7, and 8 of this Agreement.

3. Term. The term of this Agreement will commence on the date hereof and expire on the Second Additional Closing Date, as defined in the Asset Purchase Agreement, subject to earlier termination as provided for in
         Section 4.

4.       Termination.

         (a) Termination by Company for Cause. Notwithstanding anything contained in Section 3 to the contrary, the Company may terminate this Agreement and all of its obligations hereunder immediately if any of the following events occur:

                  (i) Employee materially breaches any of the terms or conditions set forth in this Agreement and fails to cure such breach within thirty (30) days after Employee's receipt from the Company of written notice of such breach, which notice shall describe in reasonable detail the Company's belief that Employee is in breach hereof (notwithstanding the foregoing, no cure period shall be applicable to breaches by Employee of Sections 6, 7 or 8 of this Agreement);

                  (ii) Employee commits any other act materially detrimental to the business or reputation of the Company;

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                  (iii)    Employee intentionally engages in dishonest or
                           illegal activities or commits or is convicted of any crime involving fraud, deceit or moral turpitude; or

                  (iv) Employee dies or becomes mentally or physically incapacitated or disabled so as to be unable to perform the essential functions of Employee's job even with reasonable accommodation. Without limiting the generality of the foregoing, Employee's inability to perform the essential functions of Employee's job even with reasonable accommodation for a period of one hundred twenty (120) consecutive days will be conclusive evidence of such mental or physical incapacity or disability, unless such inability adequately to perform services under this Agreement is pursuant to a mental or physical incapacity or disability covered by the Family Medical Leave Act, in which case such one hundred twenty (120)-day period shall be extended to a one hundred and fifty
                           (150)-day period.

5.       Compensation and Benefits.

         (a) Sales Commission. The Company will pay Employee a sales commission (the "Commission") of one dollar ($ 1.00) for New Lives, as defined in the Asset Purchase Agreement, in excess of 2,000,000 ("Additional New Lives"). For the purposes of calculating the sales commission under this section, the number of Additional New Lives shall not include any New Lives used in calculating the First Year New Lives Amount (as defined in the Asset Purchase Agreement) or the Second Year New Lives Amount (as defined in the Asset Purchase Agreement). Any Commission shall be payable within forty-five (45) days after the end of the quarter in which it is earned.

         (b) Stock Option Awards. Employee shall be granted options to purchase fifty thousand (50,000) shares of the Company's common stock under the Healthcare Recoveries, Inc. 1997 Stock Option Plan for Eligible Participants, a copy of which is attached hereto as Exhibit A. The terms and conditions of the option will be as set forth in Exhibit B attached hereto. During the term of this Agreement, Employee will be subject to Employer's standing policies for employees and outside directors regarding transactions in Employer's stock (including the exercise of stock options), a copy of which is attached hereto as Exhibit C. To the extent Employee is in possession of material nonpublic information regarding Employer at the time this Agreement is terminated, he shall continue to be subject to Employer's policies until such information has been made public.


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         (c)      Other Benefits. Employee will be entitled to such fringe
                  benefits as may be provided from time-to-time by the Company to its employees, including, but not limited to, group health insurance, retirement and any other fringe benefits now or hereafter provided by the Company to its employees, if and when Employee meets the eligibility requirements for any such benefit. The Company reserves the right to change or discontinue any employee benefit plans or programs now being offered to its employees; provided, however, that all benefits provided for employees of the same position and status as Employee will be provided to Employee on an equal basis.

         (d) Business Expenses. Employee will be reimbursed for all expenses incurred in the discharge of Employee's duties under this Agreement pursuant to the Company's standard reimbursement policies.

         (e) Withholding. The Company will deduct and withhold from the payments made to Employee under this Agreement, state and federal income taxes, FICA and other amounts normally withheld from compensation due employees.

6. Non-Disclosure of Proprietary Information. Employee recognizes and acknowledges that any trade secrets or confidential information of the Company and its affiliates and all physical embodiments of same (as they may exist from time-to-time, collectively, the "Proprietary Information"), are valuable, special and unique assets of the Business. Employee further acknowledges that access to such Proprietary Information relating to the business of the Company and its affiliates' businesses is essential to the performance of Employee's duties under this Agreement. Therefore, in order to obtain access to such Proprietary Information, Employee agrees that Employee will not, in whole or in part, disclose such Proprietary Information to any person, firm, corporation, association or any other entity for any reason or purpose whatsoever, nor will Employee make use of any such information for Employee's own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company or its affiliates). For purposes of this Agreement, the term "trade secrets" means the whole or any portion of any scientific or technical or other information, design, process, procedure, formula, computer software product, documentation or improvement relating to the Business which
         (1) derives economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. The term "confidential information" means any and all data and information relating to the Business, other than trade secrets which (1) have value to the Company or its affiliates; (2) are not generally known by their competitors or the public; and (3) are treated as confidential by the Company or its affiliates. Provided there is no uncured breach by the Company of this Agreement, the provisions of this
         Section 6 will apply during Employee's employment by the Company and thereafter for a two (2) year period with respect to confidential


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         information, and during Employee's employment by the Company and for a ten (10) year period thereafter with respect to trade secrets. These restrictions will not apply to any Proprietary Information which: (i) is in the public domain, provided that Employee was not responsible, directly or indirectly, for such Proprietary Information entering the public domain without the Company's consent; (ii) becomes known to Employee, during the term of this Agreement, from a third party not known to Employee to be under a confidential relationship with the Company or its affiliates; or (iii) is required by law or governmental tribunal to be disclosed; provided, however, that if Employee is legally compelled to disclose any Proprietary Information, Employee will provide the Company with prompt written notice of such legal compulsion so that the Company may seek a protective order or other available remedy.

7.       Restrictive Covenants.

         (a) Non-Competition Covenant. During Employee's employment by the Company and for a period of two (2) years following any termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, compete with the Company or its affiliates in the Business within the Geographical Area (as hereinafter defined). The term "compete" means to engage, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, either as a proprietor, employee, agent, independent contractor, consultant, director, officer, partner or stockholder (other than a stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, in excess of two and one half percent (2 1/2%) of the outstanding stock of any class of any such corporation) in providing or marketing Business products or services. In addition, the term "compete" shall mean to (i) conduct lectures, seminars or publish material relating to the methods or legal theories utilized to defeat subrogation claims; or (ii) serve as an expert witness in litigation or a contested matter on behalf of a party or parties seeking to defeat subrogation claims; or (iii) own, operate, or be employed by or consult with a law firm, law department, or law practice which specializes in or for which the principal focus of the practice is the analysis, selection and processing of subrogation claims; provided however, nothing herein shall preclude Employee from conducting the practice of law so long as such practice of law does not specialize in or focus principally upon the analysis, selection and/or processing of subrogation claims as a business or the sale or marketing of such subrogation services as a business. For purposes of this Agreement, the term "Geographical Area" means the territory located within a fifty mile radius around: (i) each client of the Sellers' Business as of the date of this Agreement; (ii) each client of the Business during Employee's employment with the Company with whom Employee had contact during Employee's employment with the Company; and (iii) the offices of the Business.


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         (b)      Non-Interference. During Employee's employment by the Company and for a period of two (2) years following any termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, interfere with, disrupt, or attempt to disrupt the past, present or prospective relationships, contractual or otherwise, between the Company or its affiliates and any supplier, consultant client or vendor of or to the Company or its affiliates with whom Employee had material contact during Employee's employment by the Company under this Agreement. The term "prospective relationship" is defined as any relationship where the Company or its affiliates have actively sought an individual or entity as a prospective supplier, consultant, client or vendor.

         (c) Non-Solicitation of Clients Covenant. Employee agrees that during Employee's employment by the Company under this Agreement and for a period of two (2) years following any termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, divert, solicit or attempt to solicit for the purpose of providing Business services for any individual or entity (i) who is client of the Company or its affiliates at any time during the six (6)-month period prior to Employee's termination with the Company, or was actively sought by the Company or its affiliates as a prospective client during such period, and (ii) with whom Employee had material contact while employed by the Company. Employee further agrees that during Employee's employment by the Company and for a period of two (2) years following the termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, as an employee, independent contractor, agent or in any other capacity, be employed by any client:

                  (i) which received Business products or services from Employee, or with which Employee otherwise had material contact while employed by the Company; or

                  (ii) which received Business products or services from any office or employee of the Company or its affiliates over which Employee had direct management responsibility;

                  in either case to provide, directly or indirectly, Business products or services.

         (d)      Construction. In the event that any provision of either such
                  Section is determined not to be specifically enforceable, the Company shall nevertheless be entitled to bring an action to seek to recover monetary damages as a result of the breach of such provision by Employee.


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8.       Non-Solicitation of Employees Covenant. Employee further agrees and represents that during Employee's employment by the Company and for a period of two (2) years following any termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of, or on behalf of any other individual or entity, divert or solicit, or attempt to divert or solicit, to or for any individual or entity which is engaged in providing Business services, any person employed by the Company or its affiliates, whether or not such employee is a full-time employee or temporary employee of the Company or its affiliates, whether or not such employee is employed pursuant to written Agreement and whether or not such employee is employed for a determined period or at-will, except as agreed to by the Company.

9. Existing Restrictive Covenants. Employee represents and warrants that Employee's employment with the Company does not and will not breach any agreement which Employee has with any individual or entity to keep in confidence confidential information or not to compete with any such individual or entity. Employee will not disclose to the Company or its affiliates or use on either of their behalf any confidential information of any other party required to be kept confidential by Employee.

10. Return of Confidential Information. Employee acknowledges that as a result of Employee's employment with the Company, Employee may come into the possession and control of Proprietary Information, such as proprietary documents, drawings, specifications, manuals, notes, computer programs, or other proprietary material. Employee acknowledges, warrants and agrees that Employee will return to the Company all such items and any copies or excerpts thereof, and any other properties, client lists, client contracts, files or documents related to the Business obtained as a result of Employee's employment with the Company, immediately upon the termination of Employee's employment with the Company.

11. Proprietary Rights. During the course of Employee's employment with the Company under this Agreement, Employee may make, develop or conceive of useful processes, machines, compositions of matter, computer software, algorithms, works of authorship expressing such algorithm, or any other discovery, idea, concept, document or improvement which substantially related to or is useful to the Business (the "Inventions"), whether or not subject to copyright or patent protection, and which may or may not be considered Proprietary Information. Employee acknowledges that all such Inventions will be "works made for hire" under United States copyright law and will remain the sole and exclusive property of the Company. Employee also hereby assigns and agrees to assign to the Company, in perpetuity, all right, title and interest Employee may have in and to such Inventions, including without limitation, all copyrights, and the right to apply for any form of patent, utility model, industrial design or similar proprietary right recognized by any state, country or jurisdiction. Employee further agrees, at the Company's request and expense, to do all things and sign all documents or instruments necessary, in the opinion of the Company, to eliminate any ambiguity as to the ownership


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         of, and rights of the Company to, such Inventions, including filing copyright and patent registrations and defending and enforcing in litigation or otherwise all such rights.

         Employee will not be obligated to assign to the Company any Invention made by Employee while in the Company's employ which does not relate to any business or activity in which the Company or its affiliates is or may become engaged during the Employee's employment with the Company, except that Employee is so obligated if the same relates to or is based on Proprietary Information to which Employee will have had access during and by virtue of Employee's employment or which arises out of work assigned to Employee by the Company. Employee will not be obligated to assign any Invention which may be wholly conceived by Employee after termination of this Agreement, except that Employee is so obligated if such Invention involves the utilization of Proprietary Information obtained while in the employ of the Company. Employee is not obligated to assign any Invention which relates to or would be useful in any business or activities in which the Company or its affiliates is engaged if such Invention was conceived and reduced to practice by Employee prior to Employee's employment with the Company, provided that all such Inventions are listed at the time of employment on the attached Exhibit D.

12. Remedies. Employee agrees and acknowledges that the violation of any of the covenants or agreements contained in Sections 6, 7, 8, 9, 10 and 11 of this Agreement would cause irreparable injury to the Company, that the remedy at law for any such violation or threatened violation thereof would be inadequate, and that the Company will be entitled, in addition to any other remedy, to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages.

13. Notices. Any notice or communication under this Agreement will be in writing and sent by registered or certified mail addressed to the respective parties as follows:

         If to the Company:                      If to the Employee:

         Healthcare Recoveries, Inc.             Kevin M. O'Donnell
         1400 Watterson Tower                    9516 West Brookside Drive
         Louisville, Kentucky 40218              Greenfield, Wisconsin 53228

14. Severability. Subject to the application of Section 7(d) to the interpretation of Sections 7 and 8, in case one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, the same will not affect any other provision in this Agreement, and this Agreement will be construed as if such invalid or illegal or unenforceable provision had never been contained herein. It is the intent of the parties that this Agreement be enforced to the maximum extent permitted by law.


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15.      Entire Agreement. This Agreement embodies the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements, oral or written, regarding such subject matter. No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by the parties.

16. Binding Effect. This Agreement will be binding upon the parties and their respective heirs, representatives, successors, transferees and permitted assigns.

17. Assignment. This Agreement is one for personal services and is not assignable by Employee. The Company may assign this Agreement to any of its affiliates; provided that the Company shall remain liable for the obligations of its affiliates under this Agreement.

18. Governing Law. This Agreement is entered into and will be interpreted and enforced pursuant to the laws of the State of Wisconsin. The parties hereto hereby agree that the appropriate forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be any federal court in the State of Wisconsin and each of the parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that a final and unappealable judgment against either of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:                                          EMPLOYEE:

HEALTHCARE RECOVERIES, INC.                       KEVIN M. O'DONNELL


By:  /s/                                          /s/ Kevin M. O'Donnell
   ---------------------------------              ---------------------------
Title: Chairman, Pres. & CEO                      Kevin M. O'Donnell



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